Exhibit 99.1

Press Release

For immediate release

Investor contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Receipt of EIS Approved Drilling Permits

for West Tavaputs and Plans to Start Continuous Drilling Operations in Fall 2010

DENVER – September 14, 2010 – Bill Barrett Corporation (NYSE: BBG) announced today that it has received drilling permits to continue activity at West Tavaputs, a key development asset located in the Uinta Basin, Utah. The 30-day appeals period in connection with the Record of Decision on the Environmental Impact Statement for full-field development at West Tavaputs has concluded, and the Bureau of Land Management (BLM) has begun issuing drilling permits that will enable the Company to position two drilling rigs in the area by year-end. As of year-end 2009, the Company’s West Tavaputs project area had 324 billion cubic feet equivalent (Bcfe) of proved and 1.3 trillion cubic feet equivalent (Tcfe) of proved, probable and possible natural gas reserves located on more than 40,000 acres in the Uinta Basin, Utah.

Chairman, Chief Executive Officer and President Fred Barrett comments, “Our team is very excited to initiate our year-round, multi-year development program at West Tavaputs. West Tavaputs is a key catalyst for low-cost, visible growth for years to come. This asset represents some of the best economics in our Rockies portfolio, and we believe continuous operations will translate to even better efficiencies and returns. We look forward to this significant resource exposure, while implementing one of the most environmentally protective programs in the Rockies. I reiterate our appreciation to the BLM, the Department of Interior, the State of Utah, and parties representing archeological, wildlife and wilderness interests who have worked in collaboration to make on-going development of this project possible. As a result, our activity in the area will create more jobs and revenues for the State of Utah at a time when they are needed most.”

Chief Operating Officer Scot Woodall adds, “Our team is well prepared to get started. We anticipate initiating field operations this week, which will include road and pad construction and associated infrastructure. We expect to utilize two rigs, one in each of the Prickly Pear and Peter’s Point areas, and initiate multi-well pad drilling in October. These rigs will continue through the winter months. Incremental capital expenditures at West Tavaputs for 2010 are expected to range between $25 million and $30 million and will include spudding up to 20 wells. By initiating activity this fall, we are well positioned for reserve and production growth from the area in 2011.”

The Company intends to host a webcast in the coming weeks that will provide more background information and operations details as well as an outlook for this key development program. Please watch for time and webcast information to be provided at a later date.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

Reserve Disclosure

The SEC, under its revised guidelines, permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

The Company has provided internally generated estimates for probable and possible reserves in this press release. The estimates are generated consistently with SPE/WPC/AAPG/SPEE Petroleum Resources Management System. The estimates are not prepared or reviewed by third party engineers and do not conform to SEC guidelines for estimating proved and possible reserves. Our probable and possible reserve estimate methodology differs from the new SEC guidelines including our use of commodity pricing. Rather than the SEC simple 12-month average of the 2009 first day of the month oil and gas prices, we use strip pricing, which we use internally for planning and budgeting purposes. Because these estimates were not prepared in accordance with SEC Guidelines, they may not be included in SEC filings. The Company’s estimate of probable and possible reserves is provided in this press release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies. The Company’s methods for estimating probable and possible reserves may differ from methods used by other companies to disclose non-proved reserves and our estimate may not be comparable to similarly titled measures provided by other companies. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2009, available on the Company’s website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain these forms from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is estimating growth in reserves and production at its West Tavaputs project in 2011. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, regulatory approvals and the ability to receive drilling and other permits, government approval for development projects, market conditions, oil and gas price volatility, exploration drilling and testing results, governmental regulations, risks related and costs to hedging activities including counterparty viability, availability of third party gathering, transportation and processing, the availability and cost of services and materials, weather, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

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